Exhibit 6

Consent of Wilmington Savings Fund Society, FSB

(see attached)

January 20, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

In accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request thereof.

Very truly yours,

WILMINGTON SAVINGS FUND SOCIETY, FSB

/s/ Patrick J. Healy
Patrick J. Healy
Senior Vice President